Exhibit 3.1

ARTICLES OF INCORPORATION

OF

PREMIER INDEMNITY HOLDING COMPANY

The undersigned incorporator, in order to form a corporation for the purposes hereinafter stated under and pursuant to the provisions of Chapter 607, Florida Statutes, do hereby certify as follows:

Article I

Name

The name of the corporation is PREMIER INDEMNITY HOLDING COMPANY (hereinafter the “Corporation”).

Article II

Principal Office

The principal place of business and mailing address of the corporation is 2655 Ulmerton Road, #342, Clearwater, Florida 33762. The Corporation may establish and maintain the principal place of business at such other place within the State of Florida as may be determined by the Board of Directors from time to time.

Article III

Duration

The period of duration of this Corporation shall be perpetual.

Article IV

Purpose

The Corporation is organized to engage in any lawful activity for which a corporation may be organized under Chapter 607, Florida Statutes.

Article V

Resident Agent

The name and address of the Corporation’s Florida registered agent is:

John R. Dunphy

Blank, Meenan & Smith, P.A.

204 South Monroe Street

Tallahassee, FL 32302

Article VI

Shares

The Corporation shall have the authority to issue one hundred million (100,000,000.00) shares of common stock with a par value of $1.00 per share. No shares of stock may be issued for less than par value. Each outstanding share of stock is entitled to one (1) vote, and all outstanding shares have equal voting rights in all respects. The holders of the outstanding shares of stock shall be entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, property, or shares of the capital of the Corporation.

Article VII

By-laws

The power to adopt, alter, amend or repeal by-laws shall be vested in the Board of Directors and Shareholders.

Article VIII

Directors

The governing body of the Corporation is styled as the Board of Directors. The number of directors of the Corporation, the qualifications of directors, the time and place of director elections, and the term of office of each director shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation as prescribed by law.

The initial Board of Directors are:

1.)	Gregg Barrett		President
	106 Terrace HL
	Bigfork, MT	59911

2.)	Stephen Rhode		Treasurer
	1966 Edgecombe Road
	St. Paul, MN	55116

Article IX

Indemnification

The Corporation shall indemnify its directors, officers, and agents against liabilities arising out of their respective services and duties to the Corporation. Indemnification will be made for costs and expenses, including attorney fees, judgments and settlement payments.

Article X

Initial Officers

The names, addresses and titles of the initial officers of the corporation are:

Gregg Barrett		President
106 Terrace HL
Bigfork, MT	59911

Stephen Rhode		Treasurer
1966 Edgecombe Road
St. Paul, MN	55116

Article XI

Amendments

These Articles of Incorporation may be amended in the manner provided by law, and may be amended without adoption at a formal meeting if all of the directors sign a written statement approved by all of the shareholders manifesting the intention that an amendment to these Articles of Incorporation be adopted.

Article XII

Incorporator

The name and address of the sole incorporator is as follows:

Gregg Barrett

106 Terrace HL

Bigfork, MT 59911

Article XIII

Transactions in Which Directors or Officers Are Interested

A.         No contract or other transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, firm, or entity in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because such director or directors is or are present at or participate in the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because his or their votes are counted for such purposes, if:

1.     The fact of such relationship or interest is disclosed or known to the Board of Directors or the committee which authorizes or approves the contract or transaction; or

2.     The fact of such relationship or interest is disclosed or known to the shareholders of the corporation entitled to vote thereon, and they authorize or approve such contract or transaction; or

3.	The contract or transaction is fair and reasonable as to the corporation.

IN WITNESS WHEREOF, the undersigned, being the original subscribing Incorporator to the foregoing Articles of Incorporation, has executed these Articles of Incorporation on April ____, 2005.

____________________________________
Gregg Barrett
Incorporator

CERTIFICATE DESIGNATING REGISTERED AGENT

AND REGISTERED OFFICE

In compliance with Florida Statutes, Sections 48.091 and 607.0501, the following is submitted:

PREMIER INDEMNITY HOLDING COMPANY, desiring to organize as a corporation under the laws of the State of Florida, has designated Blank, Meenan & Smith, P.A.; P.O. Box 11068, 204 South Monroe Street, Tallahassee, Florida 32302-3068, as its initial registered office and has named John R. Dunphy, located at said address, as its initial Registered Agent effective April _____, 2005.

____________________________________
Gregg Barrett
Incorporator
Dated as of April ____, 2005

Having been named Registered Agent to accept service of process for PREMIER INDEMNITY HOLDING COMPANY, at the place designated in this certificate, the undersigned hereby accepts said appointment and agrees to act in this capacity effective April _____, 2005. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of his duties and is familiar with and accepts the obligations of his position as Registered Agent.

____________________________________
John R. Dunphy
Registered Agent
Dated April _____, 2005

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